EXHIBIT 99.1

HPEV Announces Amicable Settlement of Lawsuits with Spirit Bear Limited

(Tampa, FL: January 29, 2015) HPEV, Inc. (OTCQB:WARM) (The “Company”), an innovator in energy efficiency and heat removal technologies, announced today that the Company has reached an agreement with Spirit Bear Limited and its affiliates and assignees (“Spirit Bear”) which, upon the purchase by HPEV of certain specified securities held by Spirit Bear on a date and at an amount specified in the agreement, would permanently resolve, settle, dismiss, and release all actual and potential claims among them (except for breaches under the settlement agreement itself, if any were to arise) without liability therefor, including provisions for the orderly separation of Spirit Bear and persons associated with Spirit Bear from influence, control, or oversight as to the operations of the Company.

About HPEV, Inc.

HPEV, Inc. is an intellectual property and product development company that employs a license and royalty model. The company has expertise in thermal dispersion technologies and their application to various product platforms. The Company is currently commercializing its patented thermal technology and has additional patents-pending for various OEM applications of its proprietary heat removal technologies. The markets that will be addressed by these technologies include myriad industries such as pumps, fans, compressors, batteries, motors, generators and bearings.

Safe Harbor Statement.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on plans and expectations of management and are subject to uncertainties and risks that could affect the company's plans and expectations, as well as results of operations and financial condition. A listing of risk factors that may affect the company's business prospects and cause results to differ from those described in the forward-looking statements can be found in company reports and documents filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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